Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between Caremark Rx, Inc., a Delaware Corporation (“Employer”) and Richard Scardina, a resident of Burr Ridge, Illinois (“Officer”).

WHEREAS, Employer and Officer entered into an Employment Agreement (“Employment Agreement”) on July 25, 2000, to serve as Employer’s Senior Vice President/PSD Operations; and

WHEREAS, Employer promoted Officer to the position of Executive Vice President/Operations on April 1, 2004; and

WHEREAS, the Parties desire to amend the Employment Agreement to accurately reflect the change in Officer’s title and incentive compensation received upon his promotion to Executive Vice President/Operations.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in the Employment Agreement and this Amendment, the parties agree as follows:

1. Effective Date. This Amendment shall be effective as of April 1, 2004, to coincide with Officer’s promotion to Executive Vice President/Operations.

2. Amendment of Section 2. Section 2 of the Employment Agreement shall be deleted in its’ entirety and replaced with the following Section 2:

2. Employment of Officer.

(1)	Position. Employer and Officer agree that, subject to the provisions of this Amendment and the Employment Agreement, Officer will serve as Executive Vice President of Operations for Employer in the greater Chicago area.

(2)	Duties. Officer will have general responsibility for the operation of Employer’s mail order pharmacies, clinical operations, customer care services and such other duties the Employer’s Chief Executive Officer, or his designee, assigns from time to time. Officer shall devote substantially all of his time and energies during business hours, faithfully and to the best of his ability, to the supervision and conduct of the business and affairs of such duties.

3. Amendment of Section 3 (2). Subsection (2) of Section 3 of the Employment Agreement shall be deleted in its entirety and replaced with the following subsection (2) of Section 3:

(2)	Incentive Compensation. During the Term, Officer shall be eligible to receive from Employer incentive compensation in an amount equal to Seventy-Five (75%) percent of

Base Salary (pro-rated for any partial calendar year during the Term), less state and federal tax and other legally required and Officer-authorized withholdings. The incentive compensation contemplated by this Section 3(2) shall be payable to Officer solely at the discretion of Employer’s Chief Executive Officer based upon Officer’s performance. The incentive compensation that Officer shall be eligible to earn under this Section 3(2) shall be subject to review and adjustment from time-to-time and supersede any prior agreement regarding incentive compensation between Officer and Employer or any subsidiary or affiliate of Employer.

4. No Other Amendment. Except as expressly modified by this Amendment, all other terms and conditions of the Employment Agreement shall not be modified or amended and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment and it is effective as of the date set forth in Section 1 of the Amendment.

Caremark Rx, Inc.

/s/ E. Mac Crawford	/s/ Richard Scardina
E. Mac Crawford	Richard Scardina
Chairman, Chief Executive Officer And President

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